                                                                    EXHIBIT 21.1

                    UNITED PAYORS & UNITED PROVIDERS, INC.
                             LIST OF SUBSIDIARIES

The Company directly or indirectly owns the following subsidiaries:

  National Health Services, Inc. (a Wisconsin corporation)
  National Health Services of Mississippi, Inc. (a Mississippi corporation) Healthcare Review Corporation (a Kentucky corporation)
  Healthcare Review Corporation of Missouri, Inc. (a Missouri corporation) Healthcare Review Corporation of New York, Inc. (a New York corporation) Medical Network, Inc. (a Delaware corporation)
  NHS Coordinated Care, Inc. (a Nevada corporation)
  NHS Coordinated Care of Texas, Inc. (a Texas corporation)
  IM&I-NEWCO, Inc. (a Delaware corporation)
  America's Health Card Services, Inc. (an Iowa corporation)